Exhibit 99.1

BDCA Venture Reports Q1 2015 Results

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--May 14, 2015--BDCA Venture, Inc., a closed-end fund that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (“BDCA Venture” or the “Company”) (Nasdaq: BDCV), announced today operating and financial results for the three months ended March 31, 2015. The Company will not be hosting a conference call following the release of its financial results. However, an updated investor presentation will be made available on BDCA Venture’s website at www.BDCV.com.

Balance Sheet: Net assets at March 31, 2015 were $65.7 million (or $6.71 per share), consisting of 12 portfolio company investments with a fair value of $45.3 million, and cash and cash equivalents of $22.1 million (or $2.26 per share based on 9,793,994 shares of common stock issued and outstanding as of March 31, 2015).

Results of Operations and Change in Net Asset Value (“NAV”): NAV decreased to $6.71 per share, a decline of $0.11 per share from December 31, 2014. The change in NAV for the three months ended March 31, 2015 was related solely to the decrease in net assets from operations and is summarized in the following table.

BDCA Venture, Inc.
Change in Net Asset Value

	Three Months Ended
	March 31, 2015
	Amount	Per Share(1)

Net Asset Value, as of December 31, 2014(2)	$66,833,537	$6.82

Components of the Change in Net Asset Value:
Net Investment Loss	(629,826)	(0.06)
Net Realized Gain	20,108	*
Net Decrease in Unrealized Appreciation	(518,890)	(0.05)
Change in Net Asset Value	(1,128,608)	(0.11)

Net Asset Value, as of March 31, 2015(2)	$65,704,929	$6.71

*	Per share amounts less than $0.01.
(1)	Unless otherwise indicated, per share data based on weighted average common shares outstanding during the period.
(2)	Per share data based on total common shares outstanding at the beginning and end of the corresponding period.

The net decrease in unrealized appreciation for the three months ended March 31, 2015 was primarily the result of a $1.3 million write down of the Company’s investment in Agilyx Corporation based on a recently completed convertible note financing in which the Company elected not to participate. As of March 31, 2015, the fair value of the Agilyx position was $90,000.

Portfolio Analysis: As of March 31, 2015, the Company held equity investments in 12 portfolio companies with a fair value of $45.3 million, one of which is publicly traded (Tremor Video), and 11 of which are private companies.

The Company had previously guided that it expected one or two of its portfolio companies to attempt to complete an IPO in 2015. Based on quarterly calls with the management of these portfolio companies in the first quarter of 2015, the Company no longer believes that any of the private portfolio companies will attempt to complete an IPO in 2015. Further, while these private portfolio companies may elect to pursue a strategic sale or merger in lieu of completing an IPO, such sale or merger exits are unpredictable and the Company generally is not advised of such transactions. Accordingly, we currently have no visibility to any IPO, sale or merger involving any of these private portfolio companies for the 2015 year. As a result, considering the realized loss of approximately $670,000 the Company incurred on the sale of a portion of its Tremor Video common stock after March 31, 2015, it is possible that the Company will have an overall net realized loss for the 2015 year.

Furthermore, the Company now believes that only one or two of these portfolio companies may complete an IPO in 2016 and revises its guidance accordingly.

The table below sets forth: (i) the unrealized appreciation (depreciation) of each of BDCA Venture’s portfolio companies held as of March 31, 2015, and (ii) the net change in unrealized appreciation (depreciation) during the three months ended March 31, 2015 of each of BDCA Venture’s portfolio companies.

	March 31, 2015
				Change In
			Unrealized	Unrealized
			Appreciation	Appreciation
Portfolio Company	Cost	Fair Value	(Depreciation)	(Depreciation)

Mode Media Corporation	$4,999,999	$7,480,000	$2,480,001	$630,000
Harvest Power, Inc.	2,904,526	3,140,000	235,474	520,000
SilkRoad, Inc.	6,337,785	9,080,000	2,742,215	220,000
BrightSource Energy, Inc.	3,254,383	1,552,263	(1,702,120)	153,512
Centrify Corporation	2,999,999	3,390,000	390,001	80,000
Suniva, Inc.	2,554,287	1,790,000	(764,287)	50,000
Zoosk, Inc.	2,999,999	3,810,000	810,001	20,000
MBA Polymers, Inc.	2,000,000	2,110,000	110,000	10,000
Metabolon, Inc.	4,000,000	7,510,000	3,510,000	(280,000)
Deem, Inc.	3,000,000	3,970,000	970,000	(320,000)
Tremor Video, Inc.	4,000,001	1,403,998	(2,596,003)	(317,999)
Agilyx Corporation	4,332,356	90,000	(4,242,356)	(1,290,000)

Total portfolio company investments	$43,383,335	$45,326,261	$1,942,926	$(524,487)

Funds held in escrow from sale of investment	704,101	609,955	(94,146)	5,597

Total portfolio company financial assets	$44,087,436	$45,936,216	$1,848,780	$(518,890)

Quarterly 2015 Distributions: On April 29, 2015, the Company paid a regular first quarter cash distribution of $0.15 per share, or approximately $1.5 million in the aggregate, to stockholders of record as of April 15, 2015.

Consistent with the Company’s revised distribution policy, on March 26, 2015, the Board also declared a regular distribution for the second, third and fourth quarter of 2015 each in the amount of $0.15 per share. The record and payment dates for these distributions are as follows:

Regular Distributions	Amount per Share	Record Date	Payment Date
Second Quarter	$0.15	June 11, 2015	June 25, 2015
Third Quarter	$0.15	September 11, 2015	September 25, 2015
Fourth Quarter	$0.15	December 4, 2015	December 18, 2015

Each of these regular distributions will be paid entirely in cash. As of the date of this release, the Company does not expect to earn net investment income and has no visibility to any net realized capital gains for the 2015 year. Accordingly, these regular distributions for 2015 are likely to represent a return of capital. Stockholders should not draw any conclusions about the Company’s investment performance from the amount of these regular distributions.

Stock Repurchase Program: On March 26, 2015, the Board of Directors authorized an extension of the stock repurchase program for an additional six months to expire September 22, 2015. No shares have been repurchased under the stock repurchase program since December 31, 2014 due to applicable blackout periods.

To the extent that the Company’s common stock continues to trade at a significant discount to NAV, the Company intends to repurchase shares outside of any applicable blackout periods which generally begin at each quarter-end and expire after the filing of our periodic reports with the SEC. However all repurchases must be made in accordance with SEC Rule 10b-18, which sets certain restrictions on the method, timing, price and volume of stock repurchases.

Update on New Investment Strategy: Under the New Investment Strategy, the Company intends to primarily make debt investments in privately held growth companies across various stages of development, including early, later and growth stage companies, more established companies and lower middle market companies. To date, the Company has not made any debt investments under its New Investment Strategy.

Due to regulatory constraints, the Company can only make investments of a relatively small size at this time. Given this restriction, the Company may have limited opportunities to make investments in growth companies that meet its investment criteria and under terms acceptable to the Company’s investment adviser.

In addition, it has been the Company’s experience that competition for these later and growth stage company investments from other lenders often leads to terms and pricing that the Company’s investment adviser does not believe adequately compensates the Company for the risk. With the Company’s current capital and investment size limitations, the Company’s investment adviser believes that it may need to focus more on investments in earlier stage companies which may have higher risks.

About BDCA Venture, Inc.

BDCA Venture, Inc. (www.BDCV.com) is a closed-end fund regulated as a business development company under the Investment Company Act of 1940 that seeks to maximize total return by generating current income through debt investments in growth companies and, to a lesser extent, through capital appreciation. BDCA Venture’s shares are listed on Nasdaq under the ticker symbol “BDCV.”

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect BDCA Venture’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in BDCA Venture’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to BDCA Venture’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, BDCA Venture undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to BDCA Venture’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
BDCA Venture, Inc.
Investor Relations Contact:
Kristin A. Brown, 646-558-1181
Vice President
Investor Relations
kbrown@rcscapital.com